Exhibit 99.1

The Coca-Cola Company and Monster Beverage Corporation announce decision by arbitration panel

ATLANTA and CORONA, California. — An arbitration tribunal of the American Arbitration Association has informed The Coca-Cola Company and Monster Beverage Corporation that the introduction and sale of Coca-Cola Energy is allowed under the terms of a contract between the companies.

The companies respect the arbitrators’ decision and appreciate that the dispute was resolved amicably. While there was a disagreement between Coca-Cola and Monster over contractual language, the companies value their relationship and look forward to their continued partnership.

Coca-Cola and Monster mutually agreed to submit their dispute to arbitration before the American Arbitration Association in October 2018. The arbitrators ruled June 28 that Coca-Cola Energy products fall within an exception to a non-compete provision relating to beverages marketed or positioned under the Coca-Cola brand.

Under the ruling, Coca-Cola can continue to sell and distribute Coca-Cola Energy, including in markets where it has already been launched. Coca-Cola is also free to launch the product in additional markets globally.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at Coca-Cola Journey at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife LLC, our joint venture with Select Milk Producers Inc. Products from fairlife are distributed by our company and certain of our bottling partners.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation (NASDAQ: MNST) is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy®

energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® noncarbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks, Muscle Monster® energy shakes, Monster Hydro® energy drinks, Reign Total Body FuelTM high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Mutant® energy drinks and Predator® energy drinks. For more information, visit www.monsterbevcorp.com.

Contacts:

Coca-Cola

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com

Monster

Investors, Analysts and Media: Roger S. Pondel / Judy Lin Sfetcu, PondelWilkinson Inc., (310)279-5980